Exhibit 2.6

Execution Version

PURCHASE AND SALE AGREEMENT

DATED JUNE 1, 2017,

BY AND BETWEEN

LINN ENERGY HOLDINGS, LLC, LINN OPERATING, LLC, AND LINN

MIDSTREAM, LLC

AS SELLER,

AND

BRIDGE ENERGY LLC

AS BUYER

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING		22
2.01	Assets	22
2.02	Purchase Price; Deposit	22
2.03	Closing; Preliminary Settlement Statement	22
2.04	Closing Obligations	23
2.05	Allocations and Adjustments	25
2.06	Assumption	28
2.07	Allocation of Purchase Price	29

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		29
3.01	Organization and Good Standing	29
3.02	Authority; No Conflict	30
3.03	Bankruptcy	31
3.04	Taxes	31
3.05	Legal Proceedings	31
3.06	Brokers	31
3.07	Compliance with Legal Requirements	31
3.08	Prepayments	31
3.09	Imbalances	32
3.10	Material Contracts	32
3.11	Consents and Preferential Purchase Rights	33
3.12	Permits	33
3.13	Current Commitments	33
3.14	Environmental Laws	33
3.15	Wells	34
3.16	Non-Consent Operations	34
3.17	Condemnation and Eminent Domain	34
3.18	Payment of Royalties; Compliance with Leases	34
3.19	Bonds and Credit Support	34
3.20	Payout Status	34
3.21	Employee Benefits	35
3.22	Suspense Accounts	35
3.23	Drilling Obligations	35
3.24	Disclosures with Multiple Applicability; Materiality	35

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		36
4.01	Organization and Good Standing	36
4.02	Authority; No Conflict	36
4.03	Certain Proceedings	37
4.04	Knowledgeable Investor	37
4.05	Qualification	37
4.06	Brokers	37
4.07	Financial Ability	37

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4.08	Securities Laws	37
4.09	Due Diligence	38
4.10	Basis of Buyer’s Decision	38
4.11	Business Use, Bargaining Position	38
4.12	Bankruptcy	39

ARTICLE 5 COVENANTS OF SELLER		39
5.01	Access and Investigation	39
5.02	Operation of the Assets	40
5.03	Insurance	42
5.04	Consent and Waivers	42
5.05	Amendment to Schedules	42
5.06	Successor Operator	43

ARTICLE 6 OTHER COVENANTS		43
6.01	Notification and Cure	43
6.02	Satisfaction of Conditions	43
6.03	Replacement of Insurance, Bonds, Letters of Credit, and Guaranties	43
6.04	Governmental Reviews	44
6.05	Financing Matters	44
6.06	HSR Act	46
6.07	Override Assignment	46

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		47
7.01	Accuracy of Representations	47
7.02	Seller’s Performance	47
7.03	No Proceedings	47
7.04	No Orders	47
7.05	Necessary Consents and Approvals	47
7.06	HSR Act	48
7.07	Closing Deliverables	48

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		48
8.01	Accuracy of Representations	48
8.02	Buyer’s Performance	48
8.03	No Proceedings	48
8.04	No Orders	48
8.05	Necessary Consents and Approvals	48
8.06	HSR Act	48
8.07	Closing Deliverables	49

ARTICLE 9 TERMINATION		49
9.01	Termination Events	49
9.02	Effect of Termination; Distribution of the Deposit Amount	50
9.03	Return of Records Upon Termination	52

ARTICLE 10 INDEMNIFICATION; REMEDIES		52
10.01	Survival	52
10.02	Indemnification and Payment of Damages by Seller	53
10.03	Indemnification and Payment of Damages by Buyer	54
10.04	Indemnity Net of Insurance	54
10.05	Limitations on Liability	55
10.06	Procedure for Indemnification — Third Party Claims	55
10.07	Procedure for Indemnification – Other Claims	56
10.08	Indemnification of Group Members	56
10.09	Extent of Representations and Warranties	57
10.10	Compliance With Express Negligence Test	57
10.11	Limitations of Liability	58
10.12	No Duplication	58
10.13	Disclaimer of Application of Anti-Indemnity Statutes	58
10.14	Waiver of Right to Rescission	58
10.15	Joint and Several	58

ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS		59
11.01	Title Examination and Access	59
11.02	Preferential Purchase Rights	59
11.03	Consents	59
11.04	Title Defects	60
11.05	Title Defect Value	61
11.06	Seller’s Cure or Contest of Title Defects	62
11.07	Limitations on Adjustments for Title Defects	63
11.08	Title Benefits	63
11.09	Buyer’s Environmental Assessment	64
11.10	Environmental Defect Notice	65
11.11	Seller’s Exclusion, Cure or Contest of Environmental Defects	65
11.12	Limitations	66
11.13	Exclusive Remedies	67
11.14	Casualty Loss and Condemnation	67
11.15	Expert Proceedings	67

ARTICLE 12 EMPLOYMENT MATTERS		69
12.01	Seller Benefit Plans	69
12.02	Pre-Employee Start Date Claims under Seller Benefit Plans	69
12.03	Available Employees’ Offers and Post-Employee Start Date Employment and Benefits	69
12.04	Savings Plans	71
12.05	Post-Employee Start Date Employment Claims	71
12.06	Buyer Welfare Plans	71
12.07	WARN Act	71
12.08	No Third Party Beneficiary Rights	72
12.09	Severance Obligation	72

ARTICLE 13 GENERAL PROVISIONS		72
13.01	Records	72
13.02	Expenses	72
13.03	Notices	74
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver	75
13.05	Further Assurances	77
13.06	Waiver	77
13.07	Entire Agreement and Modification	77
13.08	Assignments, Successors, and No Third Party Rights	77
13.09	Severability	78
13.10	Article and Section Headings, Construction	78
13.11	Counterparts	78
13.12	Press Release	79
13.13	Confidentiality	79
13.14	Name Change	79
13.15	Preparation of Agreement	80
13.16	Appendices, Exhibits and Schedules	80

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Reserved
Exhibit A-2	Fee Minerals
Exhibit A-3	Easements and Surface Interests
Exhibit A-4	Field Offices and Other Real Property
Exhibit A-5	Pipeline and Gathering Systems
Exhibit A-6	Surface Deeds
Exhibit A-7	Vehicles
Exhibit B	Wells
Exhibit C	Personal Property
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Excluded Assets
Exhibit F	Severance Plan
Exhibit G	Form of Deed
Exhibit H	Form of Certificate
Exhibit I	Reserved
Exhibit J	Available Employee Limits
Exhibit K	Transition Services Agreement

Schedule 1.1(a)	Carbon Credits
Schedule 2.02(b)	Operating Contingencies
Schedule 2.07(a)	Allocation of Purchase Price
Schedule 2.07(b)	Secondary Allocation of Purchase Price
Schedule 3.02(b)	No Conflict
Schedule 3.04	Taxes
Schedule 3.05	Assumed Litigation and Retained Litigation
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.09	Imbalances
Schedule 3.10	Material Contracts
Schedule 3.11	Consents and Preferential Purchase Rights
Schedule 3.12	Permits
Schedule 3.13	Current Commitments
Schedule 3.14	Environmental Laws
Schedule 3.15	Wells
Schedule 3.18	Payment of Royalties; Compliance with Leases
Schedule 3.19	Bonds and Credit Support
Schedule 3.20	Payout Status
Schedule 3.21(a)	Employee Benefits
Schedule 3.22	Suspense Accounts
Schedule 5.02	Certain Authorized Pre-Closing Actions

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of June 1, 2017 (the “Execution Date”), by and between Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Linn Operating, LLC, a Delaware limited liability company (“LOI”), and Linn Midstream, LLC, a Delaware limited liability company, (“LM” and together with LEH and LOI the “Seller”), and Bridge Energy LLC a Delaware limited liability company, (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Expert” - as defined in Section 2.05(d).

“Aera Lease” – that certain oil and gas lease entered into as of February 1, 2007 by and among Aera Energy, LLC, Linn Energy, LLC, Linn Energy Holdings, LLC, Linn Western Operating, Inc., and Blacksand Energy, LLC.

“Aera Sinking Fund” – that certain sinking fund account established pursuant to that certain Sinking Fund Trust Agreement effective as of February 1, 2007 by and among Linn Energy, LLC, Linn Energy Holdings, LLC, Linn Western Operating, Inc., Blacksand Energy, LLC and Aera Energy LLC, which is checking account number 2000035845843 and savings account number 2000035845898 in the name of Linn Operating, LLC at Well Fargo Bank, N.A.

“AFE” – as defined in Section 3.13.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities

Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships, provided however, that KKR & Co. L.P. and its affiliates, including any portfolio companies of investment funds controlled by affiliates of KKR & Co. L.P. (other than Buyer and any wholly-owned subsidiaries of Buyer) shall not be deemed to be an Affiliate of Buyer for purposes of this Agreement. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to two and one-half percent (2.5%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.07.

“Allocated Values” – the values assigned among the Assets as set forth on Schedule 2.07(a).

“Alternative Financial Statement” – as defined in Section 6.05(a)(ii).

“Annual Financial Statements” – as defined in Section 6.05(b)(i).

“Applicable Contracts” – all Contracts to which Seller is a party or is bound that primarily relate to any of the Assets and (in each case) that will be binding on Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts to the extent relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Bodies in connection with such Taxes) based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income or franchise Taxes based upon, measured by, or calculated with respect to net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated) and Transfer Taxes.

“Assets” – all of Seller’s right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a) all of the oil and gas leases and subleases located in Orange County or Los Angeles County, California (including the oil and gas leases and subleases described in Exhibit A), together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases or Exhibit A (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), and all Royalties applicable to the Leases;

(b) any and all oil, gas, water, CO2 and disposal wells located on any of the Lands or Fee Minerals (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons or water produced therefrom or allocated thereto from and after the Effective Time;

(c) all fee mineral interests within Orange County or Los Angeles County, California, including those described in Exhibit A-2 (such interest, the “Fee Minerals”);

(d) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Fee Minerals or Wells and the units created thereby (the “Units”);

(e) to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface and subsurface interests and surface and subsurface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described on Exhibit A-3 (collectively, the “Easements”) (the Leases, the Lands, the Fee Minerals, the Units, the Easements and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(f) all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that is used primarily in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(g) the real property described on Exhibit A-4 and any Personal Property located thereon;

(h) all pipelines and gathering systems described on Exhibit A-5;

(i) all surface deeds described on Exhibit A-6;

(j) the vehicles described on Exhibit A-7;

(k) all salt water disposal wells and evaporation pits that are located on the Lands;

(l) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(m) all Imbalances relating to the Assets;

(n) the Suspense Funds;

(o) the Specified Receivables;

(p) originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s possession, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, accounting and Asset Tax records (other than, for the avoidance of doubt, those relating to income Taxes or that relate to Seller’s businesses generally); (v) facility and well records; and (vi) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), geological, geophysical, gravitational, seismic, engineering and technical data (excluding interpretive data) and all Well logs (collectively, “Records”);

(q) all Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory and line fill);

(r) the Aera Sinking Fund; provided the Aera Sinking Fund will not be assigned and will be treated as an Excluded Asset if the Aera Lease is treated as an Excluded Asset; provided further that the Area Lease will not be assigned and will be treated as an Excluded Asset if the Aera Sinking Fund is treated as an Excluded Asset.

(s) the carbon dioxide allowances and offset credits described on Schedule 1.1(a) (the “Carbon Credits”), which does not include any Carbon Credits actually used by Seller prior to Closing to satisfy Emissions Fees actually imposed against Seller or with respect to the Assets prior to Closing;

(t) all radio equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use solely in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), and (iii) located on the Property (the “Production Related IT Equipment”);

(u) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Permits and all rights thereunder insofar as and only to the extent relating to the Assets;

(v) all Encumbrances securing payment for the sale or other disposition of Hydrocarbons produced from or allocated to the Properties, including the security interests granted under applicable Uniform Commercial Code provisions, but only to the extent that such Encumbrances relate to the period from and after the Effective Time; and

(w) all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the Assets as of the Closing Date and (A) relate to the period from and after the Effective Time or (B) relate to both the period prior to the Effective Time and the Assumed Liabilities for which Buyer is responsible, including, all rights of Seller under the Bankruptcy Order issued by the Bankruptcy Court to affirmatively file certain releases of Encumbrances affecting the Assets securing obligations related to periods prior to the Effective Time; provided that, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not transferable.

“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit D.

“Assumed Liabilities” – as defined in Section 2.06.

“Assumed Litigation” – the litigation set forth in Schedule 3.05 Part A.

“Available Employee”– certain employees of Seller or its Affiliates identified in the Employee Letter to whom Buyer may, but shall not be obligated to, make an offer of employment; provided, however that Seller may not identify employees in the Employee Letter beyond the job titles indicated on Exhibit J without approval of the Buyer.

“Bankruptcy Cases” – the bankruptcy cases commenced by the filing by Seller (or its applicable predecessor or Affiliate) for voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court that were jointly administered under Case No. 16-60040.

“Bankruptcy Court” – the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iii) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer’s Auditor” – as defined in Section 6.05(b)(i).

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Buyer Related Parties” – as defined in Section 9.02(e).

“Buyer Savings Plan” – as defined in Section 12.04.

“Carbon Credits” – as set forth in the definition of “Assets”.

“Casualty Loss” – as defined in Section 11.14.

“COBRA” – as defined in Section 12.06.

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 2.03.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain confidentiality agreement dated as of March 4, 2017 by and between Linn Energy Holdings, LLC and Pacific Coast Energy Company LP.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person or obligation to provide advance notice to any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a) the sale of the Assets by Seller to Buyer;

(b) the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c) Buyer’s acquisition, ownership, and exercise of control over the Assets.

“Continuing Employees” – as defined in Section 12.03(d).

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Contingent Purchase Price” – as defined in Section 2.02(b).

“Cure” – as defined in Section 11.06.

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“Debt Financing” – the amendment or replacement by Buyer’s and its Affiliates of their reserve based credit facility and/or any other alternative debt financing incurred or intended to be incurred by Buyer and its Affiliates, in each case, in regards to financing the Contemplated Transactions.

“De Minimis Environmental Defect Cost” – Twenty Five Thousand Dollars ($25,000).

“De Minimis Title Defect Cost” – Twenty Five Thousand Dollars ($25,000).

“Deed” – the Deed from Seller to Buyer, pertaining to the applicable surface fee interests and Fee Minerals included in the Assets, substantially in the form attached to this Agreement as Exhibit G.

“Defect Notice Date” – as defined in Section 11.04.

“Defensible Title” – record and beneficial title of Seller with respect to the Wells that, as of the Effective Time and Closing Date (for the entire productive life of such Wells) and subject to the Permitted Encumbrances, is deducible of record and/or evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements, unitization agreements or any other Contract, Fee Mineral or Lease and:

(a) with respect to each currently producing formation set forth in Exhibit B for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B), entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit B for such producing formation, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date and in accordance with the terms of this Agreement elect to be a non-consenting co-owner as permitted pursuant to this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement as permitted pursuant to this Agreement, and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b) with respect to each currently producing formation set forth in Exhibit B for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B), obligates Seller to bear not more than the Working Interest set forth in Exhibit B for such producing formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under from and after the Execution Date under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest; and

(c) is free and clear of all Encumbrances.

“Deposit Amount” – Ten percent (10%) of the unadjusted Purchase Price (including any interest accrued thereon).

“Discharged Claims” – all Claims (as defined in 11 U.S.C. § 101(5)) that (i) were discharged in the Bankruptcy Cases and were treated in accordance with the Plan of Reorganization, or (ii) would have been discharged in the Bankruptcy Cases were discharged in the Bankruptcy Cases pursuant to the Plan of Reorganization or otherwise in the event the holder of such Claim had received proper notice of (a) the pendency of the Bankruptcy Cases, (b) the opportunity to timely file a Claim therein, and (c) the opportunity to timely object to the Plan of Reorganization.

“Dispute Notice” – as defined in Section 2.05(d).

“Disputed Matter” – as defined in Section 11.15(a).

“DOJ” – the Antitrust Division of the U.S. Department of Justice.

“DTPA” – as defined in Section 4.11.

“Easement” or “Easements” – as set forth in the definition of “Assets”.

“Effective Time” – March 1, 2017, at 12:01 a.m. local time at the location of the Assets.

“Emissions Fees” – any taxes, fees or similar payments imposed by any Governmental Body, the amount of which is calculated and/or determined based on emissions from the Assets.

“Employee Letter” – as defined in Section 12.03.

“Employee Start Date” – with respect to each Continuing Employee (i) who is not on a leave of absence on the Transition Date, the Transition Date and (ii) who is on a Seller-approved leave of absence on the Transition Date, the date on which such employee reports to work at such employee’s work location, provided that such employee reports to work on or prior to the earlier to occur of the first Business Day following the end of the Seller-approved leave period or the twelve (12)-month anniversary of the Closing Date (or, if such anniversary falls on a weekend or holiday, the first Business Day following such anniversary).

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent thereto.

“Environmental Condition” – any event occurring or condition existing on the Execution Date or on or before the Defect Claim Date with respect to the Assets that causes an Asset (or Seller or its Affiliates with respect to such Asset) to be subject to remediation under, or in violation of, an Environmental Law, the Easements or the Leases or Fee Minerals, other than any such event or condition to the extent caused by or relating to NORM or that was disclosed pursuant to Schedule 3.14.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 11.09 of this Agreement.

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment, including those Legal Requirements relating to the storage, handling, and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include (a) good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions, except to the extent that such Legal Requirements expressly address matters related to pollution, the environment or Hazardous Materials.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to any Environmental Condition, and which relate to the Assets or the ownership or operation of the same.

“ERISA” – the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” – with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” – as defined in Section 2.02.

“Escrow Agent” – JPMorgan Chase Bank, N.A.

“Escrow Agreement” – as defined in Section 2.02.

“Excluded Assets” – with respect to Seller, (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities and except for the Aera Sinking Fund, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds and Specified Receivables); (c) except to the extent related to any Assumed Liabilities all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities subject to Section 11.14, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) income Taxes paid by Seller or its Affiliates, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, other than the Production Related IT Equipment, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and telephone equipment; (h) except to the extent related to any Assumed Liabilities, all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to Closing; (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) except for any title opinions, surveys or other similar title documents and any environmental assessments, all documents and instruments of Seller that are protected by an attorney-client privilege or any attorney work product doctrine; (k) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements, provided that Seller shall use its commercially reasonable efforts (but without payment of any fee) to obtain a waiver of any such restrictions; (l) except to the extent related to any Assumed Liabilities, all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (m) Seller’s interpretations of any geophysical or other seismic and related technical data and information relating to the Assets; (n) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (o) except for field offices described on Exhibit A-4, any offices, office leases and any personal property located in or on such offices or office leases; (p) other than any tract of land described in the Surface Deeds listed on Exhibit A-6, in any Easement listed in Exhibit A-3 or the Fee Minerals listed on Exhibit A-2 any fee simple surface estate; (q) any fee mineral interests that are not Fee Minerals, and any right to production revenues associated therewith; (r) a copy of all Records; (s) any Contracts that constitute master services agreements or similar contracts; (t) all Hedge Contracts, if any; (u) any debt instruments; (v) any of Seller’s assets other than the Assets; (w) all of Seller’s right, title and interest in and to any carbon dioxide allowances other than the Carbon Credits, together with any carbon dioxide allowances used by Seller prior to Closing to satisfy Emissions Fees imposed against Seller with respect to the Assets prior to Closing(x) any leases, rights and other assets specifically listed in Exhibit E; and (y) that certain Tonner Canyon Prospect Agreement Covering Portions of Los Angeles and Orange Counties, California, dated effective August 1, 2006, by and between Glenn Gregory (d/b/a Gregory Geological Services) and Linn Western Operating, Inc.

“Excluded Employee Liabilities” means the following liabilities of Seller and/or any Affiliate of such Seller relating to any employee or any other current or former employee or other service provider of Seller or any Affiliate of Seller, or any spouse, dependent or beneficiary thereof: (i) any liabilities assumed by Seller pursuant to Article XII, (ii) any liabilities arising under the WARN Act with respect to any mass layoff, plant closing or other termination of employees, in any case, occurring on or prior to the Closing Date, (iii) any liabilities arising under COBRA with respect to an Available Employee who does not become a Continuing Employee, (iv) any liabilities that is or may be imposed on Seller or any Affiliate of Seller due to such entity’s status as an ERISA Affiliate of any other entity, and (v) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Legal Requirement or regulation or under any federal or state employment Legal Requirement or other Legal Requirement or regulation relating to employment, discrimination, classification or other matters relating to employees or other service providers, in any case, with respect to (A) any employee or other service provider of Seller or any Affiliate of Seller who does not become a Continuing Employee (or any dependent or beneficiary thereof), and (B) any Continuing Employee, to the extent arising on or prior to such employee’s Employee Start Date.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Fee Minerals” – as set forth in the definition of “Assets”.

“Final Amount” – as defined in Section 2.05(d).

“Final Settlement Date” – as defined in Section 2.05(d).

“Final Settlement Statement” – as defined in Section 2.05(d).

“Financing Sources” – any potential or actual lenders and investors for the Debt Financing, together with their Affiliates and their respective Representatives.

“FTC” – the Federal Trade Commission.

“Fundamental Representations” – those representations set forth in Sections 3.01, 3.02, 3.03 and 3.06.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, tribal or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, arbitration, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; and (b) petroleum, Hydrocarbons, or petroleum products.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” – the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Individual Claim Threshold” – as defined in Section 10.05.

“Instruments of Conveyance” – the Assignment and Deed and any other assignment forms that may be required by any Governmental Body to transfer title to the Assets from Seller to Buyer. Except for the special warranty of Defensible Title by, through and under Seller and its Affiliates contained therein, the foregoing Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory, or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described below in Article 11, and that the rights and remedies set forth in Article 11 shall be Buyer’s sole rights and remedies with respect to title.

“Interim Financial Statements” – as defined in Section 6.05(b)(i).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. A Seller Party will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Mark E. Ellis, President and Chief Executive Officer, Arden L. Walker, Jr., Executive Vice President and Chief Operating Officer, David B. Rottino, Executive Vice President and Chief Operating Officer, and Thomas E. Emmons, Senior Vice President, Corporate Services. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Randall H. Breitenbach, Vice President—Acquisition Activities and Peter Singh, Vice President.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required under Environmental Laws in effect as of the Defect Notice Date that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from (i) entering into this Agreement or the announcement of the Contemplated Transactions; (ii)

changes in Hydrocarbon prices; (iii) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (iv) any effect resulting from general changes in industry, economic or political conditions in the United States; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vi) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (vii) acts of God, including hurricanes and storms; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) natural declines in well performance; (x) general changes in Legal Requirements, in regulatory policies, or in GAAP; (xi) changes in the stock price of Buyer; (xii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; or (xiii) matters as to which an adjustment is provided for under Section 2.05(c) or Seller has indemnified Buyer hereunder.

“Material Contracts” – as defined in Section 3.10.

“Net Revenue Interest” – with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to Well (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit B (for any Well)), after satisfaction of all other Royalties.

“NORM” – naturally occurring radioactive material.

“Operating Contingencies” mean the contingencies described on Schedule 2.02(b).

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a) the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest); provided, however that any drilling obligations included in Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;

(b) any Preferential Purchase Rights, Consents and similar agreements;

(c) excepting circumstances where such rights have already been triggered prior to the Effective Time, customary rights of reassignment arising upon final intention to abandon or release the Assets;

(d) liens for Taxes not yet due or delinquent;

(e) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f) except for claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance, Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Defect Notice Date;

(g) all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(h) rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership if the net cumulative effect does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest);

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, if the net cumulative effect does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest);

(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings which are set forth on Schedule 3.05 by or on behalf of Seller;

(k) Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due if the net cumulative effect of such Encumbrances does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest);

(l) any Encumbrance affecting the Assets that is discharged by Seller or expressly waived in writing by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(m) the Assumed Litigation;

(n) defects based solely on assertions that Seller’s files lack information (including title opinions);

(o) lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens if the net cumulative effect of such burdens (i) does not materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) does not reduce the Net Revenue Interest of Seller with respect to such Well to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well, and (iii) does not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest);

(p) defects or irregularities of title (i) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgement, or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (ii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents (provided that such proceedings have actually occurred and can be verified); (iii) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (iv) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; (v) arising out of lack of entity authorization unless Buyer provides affirmative evidence that such entity action could reasonably result in another Person’s actual and superior claim of title; (vi) resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten (10) years or more; (vii) based on a gap in Seller’s chain of title to any Well or Lease (A) so long as such gap does not provide a Third Party with a reasonable claim of superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (viii) consisting of the lack of a lease amendment or consent authorizing pooling or unitization unless such Lease has been pooled in violation of the terms of such Lease;

(q) Imbalances to the extent that the Purchase Price is adjusted accordingly;

(r) future plugging and surface restoration obligations that have not been triggered as of the Execution Date, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);

(s) calls on Hydrocarbon production under existing Contracts to the extent such Contracts are set forth on Schedule 3.10;

(t) any matters referenced or set forth on Exhibit A or Exhibit B;

(u) mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription;

(v) any maintenance of uniform interest provision in an operating agreement if waived in writing with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset from Seller to Buyer or the potential claim against Buyer or Seller for material damages in connection therewith; and

(w) any reductions in Net Revenue Interest due to the net profits interest held by Aera Energy LLC pursuant to the Aera Lease, if the net cumulative effect of such burdens does not reduce the Net Revenue Interest of Seller with respect to such Well to an amount less than the Net Revenue Interest set forth in Exhibit B or Schedule 3.20 for such Well.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” – as set forth in the definition of “Assets”.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents.

“Plan of Reorganization” – the Amended Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and Its Debtor Affiliates Other than LINN Acquisition Company, LLC and Berry Petroleum Company, LLC, as confirmed in the Bankruptcy Cases by the Order Confirming (i) Amended Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and its Debtor Affiliates other than Linn Acquisition Company, LLC and Berry Petroleum Company, LLC and (ii) Amended Joint Chapter 11 Plan of Reorganization of Linn Acquisition Company, LLC and Berry Petroleum Company, LLC Docket No. 1629.

“Post-Closing Date” – as defined in Section 2.05(d).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(c), Section 2.02(b) (if applicable), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, payroll, costs of insurance, rentals, and overhead costs set forth in Section 2.05(b)), capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other property acquisition costs and costs of acquiring equipment), and Asset Taxes, respectively, incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets, but excluding Damages attributable to (a) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (c) Environmental Liabilities, (d) obligations with respect to Imbalances, (e) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (f) Emissions Fees, and (g) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” – as defined in Section 2.02.

“Records” – as set forth in the definition of “Assets”.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, direct or indirect equity owner, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned, or (c) that is denied in writing by the applicable Third Party. For the avoidance of doubt, “Required Consent” does not include any Consent, which, by its terms, cannot be unreasonably withheld.

“Retained Assets” – any rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Retained Liabilities” –Damages, liabilities and obligations arising out of or attributable to (a) the disposal or transportation prior to Closing of any Hazardous Materials generated or used by Seller and taken from the Assets to any location that is not an Asset; (b) property damage attributable to Seller’s or its Affiliate’s operation of the Assets prior to the Execution Date and illness and personal injury (including death) claims attributable to Seller’s or its Affiliate’s operation of the Assets prior to the Closing Date; (c) failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Legal Requirement, all Royalties and any other Working Interest amounts (in each case) with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s ownership of the Assets prior to the Effective Time; (d) any Excluded Employee Liability; (e) the gross negligence or willful misconduct of Seller or any of its Affiliates in connection with its operations, prior to the Closing Date, of the Assets in its capacity as operator thereof; (f) all fines or penalties and criminal sanctions imposed on Seller or its Affiliates in connection with the ownership or operation of the Assets prior to the Closing; (g) the Discharged Claims; (h) any amounts payable to any Governmental Body in the future to satisfy claims of such Governmental Body that are expressly reserved or preserved under the Stipulation and Agreed Order and attributable to pre-Effective Time periods, including any cure amounts; (i) the Retained Litigation; and (j) any Tax of Seller or otherwise imposed on the Assets or with respect Seller’s business, including without limitation any liability of Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding any Asset Taxes to the extent specifically allocated to Buyer pursuant to Section 13.02(b).

“Retained Litigation” – the litigation set forth in Schedule 3.05 Part B.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“SEC Filings” – as defined in Section 6.05(b)(i).

“Secondary Allocated Values” – the values assigned among certain Wells as set forth on Schedule 2.07(b) which shall take into account the contingent nature of the Purchase Price associated therewith.

“Secondary Title Defect Values” – as defined in Section 11.05.

“Seller” – as defined in the preamble to this Agreement.

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Seller and its Affiliates, and their respective Representatives.

“Seller Party” – each of LEH, LOI and LM, individually.

“Severance Plan” – the terms and conditions of that certain Severance Plan of Linn Energy, Inc., effective February 28, 2017, and attached as Exhibit F hereto.

“Special Financial Statements” – as defined in Section 6.05(b)(i).

“Specified Receivables” – accounts receivable owed to Seller as operator of any Wells to satisfy previous overpayments by Seller to Third Parties, and the right to recoup same out of proceeds of production in respect of such Wells.

“Straddle Period” – any Tax period beginning before and ending after the Effective Time.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto and (b) any successor or transferee liability in respect of any items described in clause (a) above; provided, however, that such term shall not include any taxes, fees or similar payments the amount of which is calculated and/or determined based on emissions from the Assets.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.08.

“Title Benefit Notice” – as defined in Section 11.08.

“Title Benefit Properties” – as defined in Section 11.08.

“Title Benefit Value” – as defined in Section 11.08.

“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells, without duplication; provided that, for the avoidance of doubt, that defects arising from any change in applicable Legal Requirement after the Execution Date shall not be considered Title Defects.

“Title Defect Cure Period” – as defined in Section 11.06(a).

“Title Defect Notice” – as defined in Section 11.04.

“Title Defect Property” – as defined in Section 11.04.

“Title Defect Value” – as defined in Section 11.04.

“Tonner Canyon Prospect Agreement” – Tonner Canyon Prospect Agreement Covering Portions of Los Angeles and Orange Counties, California, dated effective August 1, 2006, by and between Glenn Gregory (d/b/a Gregory Geological Services) and Linn Western Operating, Inc.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding income Taxes) and fees arising out of, or in connection with, the transfer of the Assets.

“Transition Date” – the end of the Term under the Transition Services Agreement as the Term is defined therein.

“Transition Services Agreement” – a Transition Services Agreement substantially in the form of Exhibit K attached hereto.

“Units” – as set forth in the definition of “Assets”.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit B), but without regard to the effect of any Royalties or other burdens.

ARTICLE 2

SALE AND TRANSFER OF ASSETS; CLOSING

2.01 Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

2.02 Purchase Price; Deposit.

(a)	Subject to any adjustments that may be made under Section 2.02(b) or Section 2.05, the purchase price for the Assets will be One Hundred Million Dollars ($100,000,000) (the “Purchase Price”). Within one (1) Business Day after the Execution Date, Buyer or an Affiliate has deposited by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount equal to the Deposit Amount. The Deposit Amount shall be held by the Escrow Agent, and if the Closing timely occurs, on or before the Closing Date, the Parties shall (or shall cause their Affiliate who is party to the Escrow Agreement to) execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Preliminary Amount as provided in Section 2.05(a). If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.

(b)	If the Operating Contingencies described on Schedule 2.02(b) are satisfied, then Buyer shall, within five (5) days, promptly pay an additional Seven Million Dollars ($7,000,000) in same day funds to Seller (the “Contingent Purchase Price”), less any Secondary Title Defect Values determined in accordance with Article 11.

2.03 Closing; Preliminary Settlement Statement. The Closing shall take place at the offices of Kirkland and Ellis LLP at 600 Travis Street, Suite 3300, Houston, Texas 77002 on or before July 18, 2017 (the “Scheduled Closing”), or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within ten (10) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the date on which the Closing actually occurs, the “Closing Date”). Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”) with reasonable supporting documentation for same. As part of the Preliminary Settlement Statement, Buyer shall provide to Seller such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount. Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, in the Preliminary Settlement Statement delivered by Seller in good faith in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.

Closing Obligations. At the Closing:

(a)	Each Seller Party shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

(i)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;

(ii)	possession of the Assets (except the Specified Receivables and the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(c)(ii)(E));

(iii)	a certificate, in substantially the form set forth in Exhibit H executed by an officer of such Seller Party, certifying on behalf of such Seller Party that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(iv)	a Treasury Regulation Section 1.1445-2(b)(2) statement, certifying that such Seller Party is not a “foreign person” within the meaning of the Code;

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)	for each Well operated by such Seller Party or its Affiliate on the Closing Date, such regulatory documentation on forms prepared by Seller (with assistance from Buyer) as is necessary to designate Buyer as operator of such Wells;

(vii)	a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by such Seller Party or its Affiliates affecting the Assets;

(viii)	all documentation, including signature cards, necessary to transfer ownership and control of the Aera Sinking Fund to Buyer;

(ix)	all vehicle titles and other documentation necessary to transfer the vehicles described on Exhibit A-7 to Buyer;

(x)	an executed counterpart of the Transition Services Agreement; and

(xi)	such documents as Buyer or counsel for Buyer may reasonably request that are reasonably necessary to effect the Contemplated Transactions, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

(b)	Buyer shall deliver (and execute, as appropriate) to Seller:

(i)	the Preliminary Amount (less the Deposit Amount and less any amounts deposited with the Escrow Agent pursuant to Section 11.06) by wire transfer to the accounts specified by Seller in written notices given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;

(iii)	a certificate, in substantially the form set forth in Exhibit H executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(iv)	an executed counterpart of the Preliminary Settlement Statement;

(v)	for each Well operated by any Seller Party or its Affiliate on the Closing Date, such regulatory documentation as is necessary to designate Buyer as operator of such Wells and the other Assets;

(vi)	evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.03(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets;

(vii)	an executed counterpart of the Transition Services Agreement; and

(viii)	such other documents as Seller or counsel for Seller may request that are reasonably necessary to effect the Contemplated Transactions, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

2.05	Allocations and Adjustments. If the Closing occurs:

(a)	Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to (but for the avoidance of doubt, not including any amounts associated with the Aera Sinking Fund)) all Property Costs attributable to the Assets and incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)	Without limiting the allocation of costs and receipts set forth in Section 2.05(a), for each Well operated by Seller or its Affiliate, in lieu of all COPAS charges and all other overhead amounts for the period between the Effective Time and the Closing Date (which shall be treated as proceeds attributable to the Assets that are allocated to Buyer pursuant to Section 2.05(a) or Section 2.05(c)(ii)(A)), Seller or its Affiliate shall be entitled to deduct and retain as overhead charges an amount equal to $175,000 per month for the period between the Effective Time and the Closing Date. The charges and deductions under this Section 2.05(b) shall accrue from the Effective Time through the Closing; provided however, that the overhead charges for the month in which Closing occurs shall be prorated based upon the number of days in such month that Seller or its Affiliate operated such Wells (and for the number of days that the Well was in drilling or completion, or was in production, as applicable). For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes for 2017 shall be prorated in accordance with Section 13.02(b).

(c)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received by Buyer with respect to the Assets for which Seller would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(b) but paid or economically borne by Seller;

(C)	the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that have been paid by any Seller Party to Third Parties that are attributable to the ownership and operation of the Assets after the Effective Time (including prepayments with respect to any period after the Effective Time (but for the avoidance of doubt, not including any amounts associated with the Aera Sinking Fund));

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(E)	to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory and linefill) as of the Effective Time;

(F)	the amount of all Specified Receivables attributable to any period prior to the Effective Time and set forth on Schedule 3.22;

(G)	the amount of the Carbon Credits multiplied by Thirteen Dollars and Ninety-Five Cents ($13.95); and

(ii)	decreased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received by Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 13.02(b) but paid or economically borne by Buyer;

(C)	the aggregate amount of all downward adjustments pursuant to Article 11;

(D)	the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds;

(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and

(G)	the amount of all carbon dioxide allowances and offset credits that will be required by Buyer post-Closing to satisfy Emissions Fees imposed with respect to the assets attributable to the ownership and operation thereof prior to the Effective Time multiplied by Thirteen Dollars and Ninety-Five Cents ($13.95).

(d)	No later than one hundred eighty (180) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price and taking into account any applicable payments under the Transition Services Agreement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and, subject to the rights of the Parties under Article 10 and the special warranty of Defensible Title in the Instruments of Conveyance, will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is Two Hundred Ten (210) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to a nationally-recognized accounting form mutually agreed upon by the Parties (the “Accounting Expert”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall be binding on the Parties, and the fees and expenses of such Accounting Expert shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

2.06 Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities (except to the extent any such liabilities are Discharged Claims) arising from, based upon, related to, or associated with the Assets and only to the extent not constituting Retained Liabilities (collectively, the “Assumed Liabilities”) subject to Seller’s indemnity obligations under Section 10.02 (further subject to the limitations and restrictions in Article 10): any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs and other amounts which shall have been accounted for as provided under Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets, (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) subject to Buyer’s rights and remedies set forth in Article 11, related to the conveyance of the Assets to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a preferential purchase right or any maintenance of uniform interest provision); (i) subject to Buyer’s rights and remedies set forth in Article 11, attributable to the Leases and the Applicable Contracts; (j) attributable to or resulting from Asset Taxes to the extent specifically allocated to Buyer pursuant to Section 13.02(b); (k) attributable to or resulting from Transfer Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, if any, to the extent specifically allocated to Buyer pursuant to Section 13.02(b); (l) attributable to Emissions Fees imposed during any period following the Closing; and (m) attributable to the Assumed Litigation. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that, subject to Buyer’s rights and remedies set forth in Article 10 and Article 11 and the special warranty of Defensible Title set forth in the Instruments of Conveyance all liability associated with the above matters as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (vii) wells, materials, and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets, subject however to Buyer’s rights and remedies set forth in Article 10 and Article 11. From and after the Closing, but effective as of the Effective Time, subject to Seller’s indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10) and Article 11, Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

2.07 Allocation of Purchase Price. (a) The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.07(a) hereto, and, (b) the Contingent Purchase Price shall be allocated among the Wells as set forth in Schedule 2.07(b). Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 hereof. Seller and Buyer further agree that for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, the Purchase Price as adjusted, and other amounts treated for U.S. federal income Tax purposes as consideration for a sale transaction (to the extent known at such time) shall be allocated among the Assets in a manner consistent with the Allocated Values, as set forth on Schedule 2.07 (the “Tax Allocation”). Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date and in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to the Agreement to determine the Final Amount, and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Party, or with such other Party’s prior consent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller Party represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:

3.01 Organization and Good Standing. Such Seller Party is a Delaware limited liability company, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Such Seller Party is not a “foreign person” for purposes of Section 1445 of the Code.

3.02 Authority; No Conflict.

(a)	The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of such Seller Party. This Agreement has been duly executed and delivered by such Seller Party and at the Closing, all instruments executed and delivered by such Seller Party at or in connection with the Closing shall have been duly executed and delivered by such Seller Party. This Agreement constitutes the legal, valid, and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by such Seller Party of the Instruments of Conveyance at the Closing, such Instruments of Conveyance shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by such Seller Party of any other documents at the Closing (collectively with the Instruments of Conveyance, such Seller Party’s “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)	Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, and assuming compliance with the HSR Act, neither the execution and delivery of this Agreement by such Seller Party nor the consummation or performance of any of the Contemplated Transactions by such Seller Party shall, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller Party, or (B) any resolution adopted by the board of directors, managers or officers of such Seller Party;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Lease, Fee Mineral or Contract or any Legal Requirement or Order to which such Seller Party, or any of the Assets, may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

3.03 Bankruptcy. Except for claims or matters related to the Bankruptcy Case commenced on May 11, 2016 and concluded on February 28, 2017, for which the United States Bankruptcy Court for the Southern District of Texas retains jurisdiction, there are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by such Seller Party or, to such Seller Party’s Knowledge, Threatened against such Seller Party or any of its Affiliates.

3.04 Taxes. Except as disclosed on Schedule 3.04, all Tax Returns required to be filed by such Seller Party with respect to Asset Taxes have been timely filed and all such Tax Returns are correct and complete in all material respects. Except as disclosed on Schedule 3.04, all Asset Taxes required to be paid by such Seller Party with respect to the Assets that are or have become due have been timely paid in full, and such Seller Party is not delinquent in the payment of any such Asset Taxes. There are no Encumbrances for Taxes on such Seller Party’s interest in the Assets, other than Permitted Encumbrances. Except as disclosed on Schedule 3.04, there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes relating to the Assets. There are no administrative or judicial proceedings by any Governmental Body pending against such Seller Party relating to the Assets with respect to Asset Taxes. All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all material respects. Except as disclosed on Schedule 3.04, no Asset is subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

3.05 Legal Proceedings. Other than the Assumed Litigation and Retained Litigation, such Seller Party has not been served with any Proceeding, and, to such Seller Party’s Knowledge, there is no pending or Threatened Proceeding (except for immaterial or frivolous claims) against such Seller Party or any of its Affiliates or any of the Assets, in each case, that (a) relates to such Seller Party’s ownership or operation of any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.06 Brokers. Neither such Seller Party nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller Party and its Affiliates.

3.07 Compliance with Legal Requirements. Except as set forth in Schedule 3.07, there is no material uncured violation by such Seller Party of any Legal Requirements (other than Environmental Laws) with respect to such Seller Party’s ownership or operation of the Assets.

3.08 Prepayments. Except for any Imbalances, such Seller Party has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered.

3.09 Imbalances. Except as set forth in Schedule 3.09, there are no Imbalances with respect to such Seller Party’s obligations relating to the Wells as of the Effective Time.

3.10 Material Contracts. Schedule 3.10 sets forth all Applicable Contracts with respect to such Seller Party of the type described below as of the Execution Date (collectively, the “Material Contracts”); provided that with respect to Applicable Contracts related solely to Assets that are not operated by any Seller Party, the entirety of this Section 3.10 is made to Seller Party’s Knowledge:

(a)	any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, compression, marketing, processing, or similar Applicable Contract that is not terminable without penalty on thirty-five (35) days’ or less notice;

(b)	any Applicable Contract that can reasonably be expected to result in aggregate payments by such Seller Party or revenues payable to Seller of more than Two Hundred Thousand Dollars ($200,000) net to such Seller Party’s interest during the current or any subsequent fiscal year or more than One Million Dollars ($1,000,000) net to such Seller Party’s interest in the aggregate over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)	any Applicable Contract that is an indenture, mortgage, security interest, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(d)	any Applicable Contract that constitutes a lease under which Seller or any Affiliate of Seller is the lessor or the lessee of any real or personal property (other than a Lease) which lease cannot be terminated by Seller without penalty upon 60 days or less notice;

(e)	any Applicable Contract that contains calls upon or options to purchase production, take-or-pay payments, production payments, advance payments or other similar payment, with respect to obligations to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery or is a dedication of production or otherwise requires production to be transported, processed or sold in a particular fashion;

(f)	any Applicable Contract (executory or otherwise) to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Assets after the Execution Date, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets;

(g)	any Applicable Contract that constitutes a joint venture or unit operating agreement;

(h)	any Applicable Contract for which the primary purpose is to provide for the indemnification of another Person; and

(i)	any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, joint development agreement, joint operating agreement, non-compete agreement, development agreement, participation agreement, farmin or farmout agreement, and any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller or any Affiliate of Seller conducts business or any similar Contract where the primary obligation has not been completed prior to the Effective Time (in each case, excluding any Tax partnership). Neither such Seller Party, nor to the Knowledge of such Seller Party, any other party, is in default under any Material Contract (and to Seller’s Knowledge, no event has occurred that upon receipt of notice or lapse of time or both would constitute any default) except as set forth in Schedule 3.10. Except as set forth in Schedule 3.10, (i) there are no Contracts with Affiliates of such Seller Party that will be binding on the Assets after Closing, and (ii) Seller has not given nor received any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract. Prior to the execution of this Agreement, Seller has made available to Buyer true and complete copies of each Material Contract and all amendments thereto.

3.11 Consents and Preferential Purchase Rights. Except as set forth in Schedule 3.11, none of the Assets is subject to any Preferential Purchase Rights or Consents required to be obtained by such Seller Party which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (b) Contracts that are terminable upon not greater than thirty (30) days’ notice without payment of any fee, and (c) compliance with the HSR Act.

3.12 Permits. To such Seller Party’s Knowledge, except as set forth in Schedule 3.12, (a) with respect to Assets currently operated by such Seller Party or any of its Affiliates, such Seller Party or its Affiliate (as applicable) has acquired all Permits from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or, to such Seller Party’s Knowledge, Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) such Seller Party is in compliance in all material respects with all such Permits.

3.13 Current Commitments. Schedule 3.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than One Hundred Thousand Dollars ($100,000) (net to such Seller Party’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts, Fee Minerals or Leases for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

3.14 Environmental Laws. Except as disclosed on Schedule 3.14, (a) there are no actions, suits or proceedings pending, or, to such Seller Party’s Knowledge, Threatened in writing before any Governmental Body with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, (b) such Seller Party has not entered into nor is a party (directly or as successor in interest) to, any agreement with, plea, diversion agreement or consent, order, decree or judgment of any Governmental Authority that are uncured as of the Execution Date with respect to the Assets, and (c) such Seller Party has not received any written notice from (x) any Governmental Body or (y) within two (2) years prior to the Execution Date, any Person, of any alleged or actual material violation or non-compliance with, obligation to remediate, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof. As of the Execution Date, Seller has provided Buyer all material, non-privileged, written reports prepared by a Third Party on behalf of Seller within three (3) years of the Execution Date with respect to any of the Assets.

3.15 Wells. Except as disclosed on Schedule 3.15 (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, and (b) there are no Wells that such Seller Party is obligated by applicable Law or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body. All wells plugged and abandoned by Seller have been plugged and abandoned in accordance with applicable Legal Requirements, the Fee Minerals and the Leases.

3.16 Non-Consent Operations. Such Seller Party has neither elected nor been deemed to have elected to “non-consent”, nor failed to participate in, the drilling or reworking of a well, any seismic program or any other operation which would cause such Seller Party or Buyer to suffer a penalty or lose or forfeit any material interests in the Assets under any applicable operating agreement.

3.17 Condemnation and Eminent Domain. As of the Execution Date, no action for condemnation or taking under right of eminent domain is pending or, to such Seller Party’s Knowledge, Threatened with respect to any Asset or portion thereof.

3.18 Payment of Royalties; Compliance with Leases.

(a)	Except (a) for the Suspense Funds that are being held in compliance with applicable Legal Requirements and Leases and (b) as set forth in Schedule 3.18 and Schedule 3.05, such Seller Party has duly and properly paid, or caused to be duly and properly paid in all material respects, all Royalties due by such Seller Party during the period of such Seller Party’s ownership of the Assets; provided, however that no failure to comply with the foregoing that does not result in the termination of a Lease shall be considered a breach of this Section 3.18.

(b)	Since January 1, 2016, such Seller Party has not received any written notice from any lessor under any of the Leases seeking to terminate, cancel or rescind any Lease, and such Seller Party has not received any written notice from any lessor under any of the Leases alleging any unresolved material default under any Lease.

3.19 Bonds and Credit Support. Schedule 3.19 lists all material bonds, letters of credit and other similar credit support instruments maintained by Seller or any Affiliate of Seller with any Governmental Authority or other Third Party with respect to the Assets.

3.20 Payout Status. As of the Execution Date, except as set forth in Schedule 3.20, such Seller Party has not elected (and was not deemed to have elected) not to participate in any operation or activity proposed with respect to the Assets. Schedule 3.20 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Linn operated Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

3.21 Employee Benefits.

(a)	Schedule 3.21(a) contains a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, medical, dental, vision, disability, cafeteria, flexible spending, leave of absence, vacation, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other compensation or benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by such Seller Party or any of its ERISA Affiliates for the benefit of any Available Employee (collectively, such Seller Party’s “Seller Benefit Plans”).

(b)	The Seller has not incurred nor could Seller incur any liability (whether fixed or contingent) under Title IV of ERISA which will result in any such liability to Buyer.

(c)	Each Seller Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the Internal Revenue Service that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that it is so exempt, and, to the Knowledge of Sellers, no fact or event has occurred that could reasonably be expected to affect adversely the qualified status of any such Seller Plan or the exempt status of any such trust.

3.22 Suspense Accounts. Schedule 3.22 lists all Suspense Funds held in suspense by Seller and its Affiliates and all Specified Receivables as of the date set forth on Schedule 3.22, a description of the source of the Suspense Funds or Specified Receivables and the reason they are being held in suspense and, if known, the name or names of the Persons claiming the Suspense Funds, to whom the Suspense Funds are owed or who owes such Specified Receivables.

3.23 Drilling Obligations. Seller does not have any unfulfilled drilling obligations (including offset drilling obligations) under any Lease or Fee Mineral or otherwise affecting the Leases or Fee Minerals by virtue of a Contract relating to the Assets or the ownership or operation thereof or any obligation to pay compensatory royalties resulting from any such drilling obligation.

3.24 Disclosures with Multiple Applicability; Materiality. If it is reasonably apparent on the face of any disclosure that such fact, condition, or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition, or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all sections of this Article 3 to which such fact, condition, or other matter applies, regardless of the section of Seller’s disclosure Schedules in which such fact, condition, or other matter is described. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:

4.01 Organization and Good Standing. Buyer is a limited liability company and duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

4.02 Authority; No Conflict.

(a)	This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers, or members of Buyer, or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)	Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03 Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.04 Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, Tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable Legal Requirements.

4.05 Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder. Without limiting Section 6.02, Buyer is, or will be as of the Closing, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.06 Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

4.07 Financial Ability. Buyer will have, as of the Closing, sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions (other than payment of the Assumed Liabilities), and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

4.08 Securities Laws. The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

4.09 Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, Buyer and its Representatives have (a) been permitted full and complete access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise). WITHOUT LIMITING ANY OF ITS EXPRESS REMEDIES IN THIS AGREEMENT OR ANY OF BUYER’S CLOSING DOCUMENTS OR SELLER’S CLOSING DOCUMENTS, BUYER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER BY SELLER OR OTHERWISE), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE.

4.10 Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants, and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. BUYER UNDERSTANDS AND ACKNOWLEDGES THAT NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL BODY HAS PASSED UPON THE ASSETS OR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF AN INVESTMENT IN THE ASSETS OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURES MADE TO BUYER, AND, EXCEPT AS SET FORTH IN ARTICLE 9, BUYER IS NOT ENTITLED TO CANCEL, TERMINATE, OR REVOKE THIS AGREEMENT, WHETHER DUE TO THE INABILITY OF BUYER TO OBTAIN FINANCING OR PAY THE PURCHASE PRICE, OR OTHERWISE.

4.11 Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices—Consumer Protection Act, V.C.T.A. BUS & COMM ANN. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 13.04. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 4.

4.12 Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 5

COVENANTS OF SELLER

5.01 Access and Investigation.

(A)	Between the Execution Date and the Closing Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller (provided that Seller shall use its commercially reasonable efforts to obtain waivers of any such restriction upon request from Buyer), Seller shall afford Buyer and its Representatives access, by appointment only, during Seller’s regular hours of business to reasonably appropriate Seller’s personnel, any Seller operated Assets, Records, contracts, books and records, and other documents and data related to the Assets, except any such contracts, books and records, or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records, or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to Assets not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor any Third parties in order to obtain such consent unless Buyer agrees to reimburse Seller therefor); PROVIDED THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES, AND OTHER DATA THAT IT MAY PROVIDE OR DISCLOSE TO BUYER.

(b)	Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the business of Seller and any applicable Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling. Environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment without Seller’s prior written permission, which may be withheld in Seller’s sole discretion, subject to the provisions of Section 11.09.

(c)	Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

5.02 Operation of the Assets. Except as set forth on Schedule 5.02, or as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall:

(a)	operate the Assets operated by Seller or its Affiliates, and use its reasonable efforts to cause the operation of the Assets operated by a Third Party to be operated, in each case (A) as would a reasonable and prudent operator, (B) in the ordinary course of business consistent with past practice, and (C) in accordance with all applicable Laws and the terms of the Leases, Fee Minerals and Applicable Contracts;

(b)	maintain, or use commercially reasonable efforts to cause the applicable Third Party operators to maintain, all Leases, Fee Minerals, Easements, Permits and Applicable Contracts in full force and effect and in accordance with the terms of the Leases, Permits, Fee Minerals and the Applicable Contracts relating thereto;

(c)	subject to Section 2.05(a), pay all Property Costs, Royalties and other expenses incurred with respect to the Assets in the ordinary course of business;

(d)	maintain the books of account and records relating to the Assets in the ordinary course of business, in accordance with the usual accounting practices of each such Person;

(e)	give prompt notice to Buyer of any written notice received by Seller or any of its Affiliates of any material claim asserting any breach of Contract, tort or violation of Legal Requirement or any investigation, suit, action or litigation by or before a Governmental Body, that, in each case, relates to the Assets;

(f)	give prompt notice to Buyer of (A) any written notice of any material damage to or destruction of any of the Assets and (B) any written notice received by Seller or any of its Affiliates of any material claim asserting any breach of contract, tort or violation of Law or any investigation, suit, action or litigation by or before a Governmental Authority, that, in each case, relates to the Assets;

(g)	not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except as required under any Leases or Applicable Contracts, and except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(h)	not abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments, which shall, in each case, be at Seller’s sole discretion);

(i)	not commence, propose, or agree to participate in any single operation with respect to the Wells, Fee Minerals or Leases with an anticipated cost in excess of One Hundred Thousand Dollars ($100,000) net to Seller’s interest, except for any emergency operations;

(A) With respect to any AFE for an operation to be conducted in connection with the Assets that is anticipated to cost in excess of $100,000 per operation, upon receipt of such AFE from Seller, Buyer shall review and respond, within five (5) days of its receipt thereof, to Seller in writing with respect to whether it desires to consent or non-consent the operation covered by such AFE; provided that if Buyer does not timely respond with its election with respect to any such AFE within such five day period, then Buyer shall be deemed to have responded to approve such AFE; and

(B) If Buyer affirmatively elects to non-consent to any such operation proposed by a Third Party that is anticipated to cost in excess of $100,000, Seller shall not be entitled to consent to such operation;

(j)	not execute, terminate, cancel, extend, or materially amend or modify any Lease, Fee Minerals, Material Contract or Contract that would have been a Material Contract on the Execution Date if in effect at such time other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on thirty-five (35) days’ or shorter notice;

(k)	not settle any suit or litigation or waive any claims or rights of value, in each case, attributable to the Assumed Liabilities;

(l)	not voluntarily relinquish its position as operator with respect to any Asset that Seller or its Affiliates operated as of the Execution Date;

(m)	except for any actions taken pursuant to Section 5.04, not (i) make, change or revoke any Tax election; (ii) change an annual accounting period; (iii) adopt or change any accounting method with respect to Taxes; (iv) file any amended Tax Return; (v) enter into any closing agreement; settle or compromise any Tax claim or assessment; or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action would materially and adversely affect the Assets;

(n)	not abandon any Well capable of commercial production, or release or abandon all or any part of the Assets capable of commercial production, or release or abandon all or any portion of the Leases or Fee Minerals;

(o)	not relinquish its position as operator of any Asset; and

(p)	not commit to do any of the foregoing.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period. Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency, Seller may take such action as reasonably necessary to address any immediate threats of property damage, injury to Person, damage to the environment or violations of Legal Requirements and shall notify Buyer of such action promptly thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant to the extent that such operation (i) is conducted in accordance with the proposal for consent submitted to Buyer pursuant to this Section 5.02 and (ii) is otherwise conducted in accordance with Section 5.02(a).

5.03 Insurance. Seller shall maintain in force during the period from the Execution Date until the Closing, all of Seller’s insurance policies pertaining to the Assets in the amounts and with the coverages currently maintained by Seller. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.

5.04 Consent and Waivers. Seller shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights (and post-Closing with respect to any matters not resolved prior to Closing) and all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents. Buyer shall reasonably cooperate with Seller in seeking to obtain such Consents, but Buyer shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents.

5.05 Amendment to Schedules. Until the fifth (5th) Business Day before Closing, Seller shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters occurring subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s consent pursuant to Section 5.02, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.01 or for determining any remedies available under this Agreement.

5.06 Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliates) as operator of those Assets or portions thereof that Seller (or its Affiliates) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets any Seller Party or its Affiliate operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing.

ARTICLE 6

OTHER COVENANTS

6.01 Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided that failure to provide such notice shall not limit a Party’s rights or remedies under this Agreement with respect to such Breach. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.01(d)), then such Breach shall be considered not to have occurred for all purposes of this Agreement.

6.02 Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied.

6.03 Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.

(a)	The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall use its commercially reasonable efforts to obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit, and guaranties, and evidence of such other authorizations, qualifications, and approvals as may be necessary for Buyer to own and, with respect to Assets currently operated by Seller or its Affiliates, operate the Assets. Promptly following the Closing, Buyer shall obtain or cause to be obtained in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.

(b)	Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings. Buyer shall indemnify, defend, and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title or operatorship of the Assets after the Closing and prior to the securing of any necessary replacement bonds, letters of credit, guaranties, Consents and approvals of the Contemplated Transactions from Governmental Bodies.

6.04 Governmental Reviews. Except for the HSR Act, Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

6.05 Financing Matters

(a)	Assistance with Financing. Prior to the Closing Date, Seller shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and its Affiliates’ Representatives to provide, Buyer such cooperation as may be reasonably requested by Buyer with respect to the Debt Financing; provided, that such requested cooperation does not materially and adversely interfere with operations of Seller and the Assets and that any information requested by Buyer is reasonably available to Seller or any of its Affiliates or its or their Representatives. Such cooperation shall include using commercially reasonable efforts (i) to assist Buyer in Buyer’s preparation of disclosure schedules related to the Assets in connection with the Debt Financing and (ii) to facilitate Buyer’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing; provided that Seller’s obligations under the foregoing clauses (i) and (ii) shall be limited to providing information and data in its current format in Seller’s records and not require that Seller generate new reports regarding the Assets.

(b)	Financial Information.

(i)

Seller shall use its commercially reasonable efforts to cooperate with Buyer and its independent auditor (“Buyer’s Auditor”) in Buyer’s preparation, at the sole cost and expense of Buyer, of the Special Financial Statements (as defined below), in such form that such statements and the notes thereto can be audited (in the case of the Annual Financial Statements (as defined below)) or reviewed (in the case of the Interim Financial Statements (as defined below)) by Buyer’s

Auditor. The “Special Financial Statements” shall refer to (A) statements of revenues and direct operating expenses attributable to the Assets for the fiscal years ended December 31, 2016 and 2015 (the “Annual Financial Statements”) and (B) statements of revenues and direct operating expenses attributable to the Assets for the three months ended March 31, 2017 and 2016, or if the Closing shall occur on or after June 30, 2017, for the six months ended June 30, 2017 and 2016 (the “Interim Financial Statements”). The Special Financial Statements will be prepared in accordance with GAAP and any requirements of the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder. The Annual Financial Statements shall include the required oil and gas disclosures, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the fiscal years ended December 31, 2016 and 2015, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the fiscal years ended December 31, 2016 and 2015. Seller shall provide Buyer, its Representatives, and Buyer’s Auditor with reasonable access to Seller’s personnel, auditors and Affiliates, in each case reasonably requested by Buyer for the preparation of the Special Financial Statements. Seller agrees to provide, and will use its commercially reasonable efforts to cause its Affiliates to provide, at Buyer’s sole cost and expense, information from, and reasonable access to, its accounting records to the extent required to prepare any pro forma financial statements of Buyer that include pro forma adjustments with respect to Seller, which may be required in any reports, registration statements and other filings to be made by Buyer or any of its Affiliates with the SEC pursuant to the Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder (the “SEC Filings”).

(ii)	In the event the SEC requires financial statements in respect of the Assets that vary in form or content from, or in the periods covered by, the Special Financial Statements (“Alternative Financial Statements”), Seller shall, at the sole cost and expense of Buyer, use its commercially reasonable efforts to cooperate with Buyer in the preparation of such financial statements.

(iii)	Notwithstanding anything to the contrary, (A) Seller shall in no event be required to create new records relating to the Assets or Special Financial Statements, (B) the access to be provided to Buyer, its Representatives, and Buyer’s Auditor shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller’s normal business hours and (C) such cooperation shall not include any actions that Seller reasonably believes would result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege. All non-public or otherwise confidential information regarding Seller obtained by Buyer, its Representatives, or Buyer’s Auditor shall be kept confidential for a period of one year from such disclosure in accordance with the terms of the Confidentiality Agreement as if the Confidentiality Agreement were still in effect.

(c)	Costs and Expenses. Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller in connection with its cooperation contemplated by this Section 6.05. Except in the case of actual fraud, (i) all of the information provided by Seller pursuant to this Section 6.05 is given without any representation or warranty, express or implied, and (ii) in no event will Seller or its Affiliates or Representatives have any liability of any kind or nature to Buyer, its Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 6.05 or any use of any information provided by Seller or its Affiliates or Representatives provided pursuant to this Section 6.05. Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless the Seller Group from and against any and all Damages suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information provided by Seller to Buyer pursuant to this Section 6.05; provided, however, that Buyer shall not be required to indemnify and hold harmless the Seller Group to the extent that such Damages arise from or are related to actual fraud by any member of the Seller Group.

6.06 HSR Act. If applicable, within ten (10) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to the Closing and consummate Contemplated Transactions as promptly as practicable and in any event not later than the Outside Date, provided, however, nothing in this Agreement shall require Buyer or Seller to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Buyer or Seller (including the Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses of the Buyer or Seller or the Assets. The filing fees associated with any such HSR Act filing shall be borne by Buyer. Notwithstanding any provision of this Section 6.06, no Party shall be required to provide the other Party with information regarding the value of the transaction or subject to the attorney client privilege, work product doctrine or other similar privilege absent entering into a mutually acceptable joint defense agreement.

6.07 Override Assignment. Between the Execution Date and the Closing Date, Seller shall use its commercially reasonable efforts to execute and deliver assignments of overriding royalty interests covering the Wells set forth on Annex I to Schedule 5.02 in a form substantially similar to that set forth on such Annex I but subject to the restrictions of Section 5.02; provided, however, that should Seller be unable to execute and deliver such assignments prior to the

Closing Date, Buyer shall be obligated to execute and deliver assignments of overriding royalty interests covering the Wells set forth on Annex I to Schedule 5.02 (limited to the assignment of the percentage overriding royalty interests described on Annex I to Schedule 5.02 and the terms set forth in Paragraph 3 of that certain Tonner Canyon Prospect Agreement) upon such time as Glenn Gregory (d/b/a Gregory Geological Services) waives or settles all of his claims with respect to the proper calculation of overriding royalties for gas and assignment of certain overriding royalties, to the extent the foregoing relates to periods on or after the Effective Time, and otherwise pursuant to the Tonner Canyon Prospect Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01 Accuracy of Representations. All of Seller’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

7.02 Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03 No Proceedings. Since the Execution Date, there must not have been commenced or Threatened against Seller, or against any of Seller’s Affiliates, any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

7.04 No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05 Necessary Consents and Approvals. All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

7.06 HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.

7.07 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a).

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

8.02 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.03 No Proceedings. Since the Execution Date, there must not have been commenced or Threatened against Buyer or against any of its Affiliates, any Proceeding (other than any matter initiated by Seller or an Affiliate of Seller) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

8.04 No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

8.05 Necessary Consents and Approvals. All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

8.06 HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.

8.07 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).

ARTICLE 9

TERMINATION

9.01 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by mutual written consent of Seller and Buyer;

(b)	by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied on or before the Outside Date (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, if (i) Seller’s conditions to Closing have been satisfied or waived in full on or before the Closing, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(c)	by Seller, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied on or before the Outside Date (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, if (i) Buyer’s conditions to Closing have been satisfied or waived in full on or before the Closing, (ii) Seller is not in material Breach of the terms of this Agreement and (iii) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(d)	by either Seller or Buyer if the Closing has not occurred on or before July 30, 2017 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that such failure does not result primarily from the terminating Party’s material Breach of this Agreement;

(e)	by either Seller or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable;

(f)	by Seller if the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, plus (v) the aggregate Casualty Losses under Section 11.14 exceeds twenty-five percent (25%) of the unadjusted Purchase Price; or

(g)	by Buyer if the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, plus (v) the aggregate Casualty Losses under Section 11.14, exceeds twenty-five percent (25%) of the unadjusted Purchase Price;

(h)	by Seller if Buyer fails to deposit the Deposit Amount into the Escrow Account on or before 5:00 p.m. (Central Time) on the first (1st) Business Day after the Execution Date;

provided, that no Party shall have the ability to terminate this Agreement under Section 9.01(b), Section 9.01(c) or Section 9.01(d) if such Party is also in Breach of any material obligations under this Agreement at such time.

9.02 Effect of Termination; Distribution of the Deposit Amount.

(a)	If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount pursuant to Section 9.02(b), and (b) the following provisions shall survive the termination: Article 1, Sections 9.02, 10.02(c), 10.03(c), 10.06, 10.07, 10.10, 10.11, 10.12, Article 13 (other than Section 13.01) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):

(i)	If Seller has the right to terminate this Agreement (A) pursuant to Section 9.01(c) or (B) pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated therein), then, in either case, Seller shall have the right to terminate this Agreement and receive the Deposit Amount as liquidated damages (and not as a penalty). If Seller elects to terminate this Agreement pursuant to this Section 9.02(b)(i) and receive the Deposit Amount as liquidated damages, (x) the Parties shall (or shall cause their Affiliate who is party to the Escrow Agreement), within two (2) Business Days of Seller’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)	If Buyer has the right to terminate this Agreement (A) pursuant to Section 9.01(b) or (B) pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to either (1) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and (in addition to retention of the Deposit Amount) seek to recover damages from Seller in an amount up to, but not exceeding the Deposit Amount, as liquidated damages (and not as a penalty). If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and seek damages in an amount up to the Deposit Amount as liquidated damages, the Parties shall (or shall cause their Affiliate who is party to the Escrow Agreement to), within two (2) Business Days of Buyer’s election, (x) execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(iii)	If this Agreement is terminated by Seller in accordance with Section 9.01(h), then the Parties shall have no additional remedies against one another as a result of such termination, and Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)	The Parties recognize that the actual damages for a Party’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach. Section 9.02 and Section 9.03 are the Parties’ sole and exclusive rights with respect to any termination of this Agreement and, except as set forth therein, no Party shall have any obligations hereunder after any such termination.

(d)	If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.01 for any reason other than as described in Section 9.02(b), then, in any such case, the Parties shall (or shall cause their Affiliate who is party to the Escrow Agreement to), within two (2) Business Days of such termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer.

(e)	THE PARTIES FURTHER AGREE THAT, UNLESS AND UNTIL THE CLOSING OCCURS, THE SOLE AND EXCLUSIVE REMEDY OF SELLER AND ITS AFFILIATES AGAINST BUYER, ITS DEBT OR EQUITY FINANCING SOURCES, AND ANY OF THEIR RESPECTIVE FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, EQUITY HOLDERS, CONTROLLING PERSONS, MANAGEMENT COMPANIES, REPRESENTATIVES, ASSIGNEES OR AFFILIATES AND ANY AND ALL FORMER, CURRENT OR FUTURE HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF THE FOREGOING (COLLECTIVELY, THE “BUYER RELATED PARTIES”)

ARISING FROM OR RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, INCLUDING FOR ANY FAILURE OF BUYER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST BUYER DESCRIBED IN THIS SECTION 9.02. EXCEPT FOR THE RIGHTS AND REMEDIES AGAINST BUYER DESCRIBED IN THIS SECTION 9.02, IN FURTHERANCE OF THE FOREGOING, (A) SELLER RELEASES THE BUYER RELATED PARTIES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY LOSS SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, OBLIGATION, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH AND (B) THE MAXIMUM AGGREGATE MONETARY LIABILITY THAT THE BUYER RELATED PARTIES SHALL HAVE IN CONNECTION WITH SUCH LOSS SHALL BE THE FORFEITURE OF THE DEPOSIT AMOUNT IN ACCORDANCE WITH THIS SECTION 9.02.

9.03 Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets other than customary electronic backup data and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10.01 Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive for thirty-six (36) months after Closing, (b) the representations and warranties in Section 3.04 shall survive for the applicable statute of limitations plus sixty (60) days, (c) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive indefinitely, (d) all other representations, warranties, pre-Closing covenants and agreements of Seller shall survive for twelve (12) months after Closing, and (e) all other representations, warranties, covenants and agreements of Buyer and post-Closing covenants of Seller shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date.

The indemnities in Section 10.02(c) (with respect only to clauses (a), (b) and (c) in the definition of Retained Liabilities) shall terminate twenty-four (24) months following the Closing Date. The indemnities in Section 10.02(c) (with respect only to clause (i) in the definition of Retained Liabilities) shall survive for the applicable statute of limitations plus sixty (60) days. The indemnities in Section 10.02(c) (with respect to Retained Liabilities other than those described in clauses (a), (b), (c) and (i) in the definition of Retained Liabilities) shall continue indefinitely. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

10.02 Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;

(b)	any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement;

(c)	the Retained Liabilities;

(d)	the use, ownership or operation of the Excluded Assets; and

(e)	the use, ownership or operation of the Retained Assets.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Seller at Closing pursuant to Section 2.04, and except for the remedies provided in Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, BUYER RELEASES SELLER GROUP FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, PROCEEDINGS, OR OTHER LEGAL RIGHTS AND REMEDIES OF BUYER GROUP, KNOWN OR UNKNOWN, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY HAVE, BASED ON, RELATING TO OR IN ANY WAY ARISING OUT OF THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE OWNERSHIP, USE OR OPERATION OF THE ASSETS PRIOR TO THE CLOSING, OR THE CONDITION, QUALITY, STATUS, OR NATURE OF THE ASSETS PRIOR TO THE CLOSING, INCLUDING ANY AND ALL CLAIMS RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY OR VIOLATIONS OF ENVIRONMENTAL LAWS AND INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE, OR OTHER TORT

ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY OF SELLER’S AFFILIATES. Nothing in this Agreement or otherwise shall release or relieve Seller for actual fraud.

10.03 Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 (including Seller’s indemnification obligations in Section 10.02) and Article 11, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;

(c)	any Damages arising out of or relating to access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.10, including Damages attributable to personal injury, illness or death, or property damage; and

(d)	the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11 are Seller Group’s exclusive legal remedies against Buyer with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Buyer at Closing pursuant to Section 2.04, and except for the remedies provided in Article 10 and Article 11, SELLER RELEASES BUYER GROUP FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, PROCEEDINGS, OR OTHER LEGAL RIGHTS AND REMEDIES OF SELLER GROUP, KNOWN OR UNKNOWN, WHICH SELLER MIGHT NOW OR SUBSEQUENTLY HAVE, BASED ON, RELATING TO OR IN ANY WAY ARISING OUT OF THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE OWNERSHIP, USE OR OPERATION OF THE ASSETS AFTER THE CLOSING, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE, OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, AND RIGHTS UNDER INSURANCE MAINTAINED BY BUYER OR ANY OF BUYER’S AFFILIATES. Nothing in this Agreement or otherwise shall release or relieve Buyer for actual fraud.

10.04 Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

10.05 Limitations on Liability.

(a)	Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 10.02(a): (a) for any Damages with respect to any occurrence, claim, award or judgment with respect to that do not individually exceed Seventy Five Thousand Dollars ($75,000) net to Seller’s interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such damages, exceed twenty percent (20%) of the unadjusted Purchase Price. Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

(b)	Notwithstanding anything herein to the contrary, the obligations and rights of the Parties hereunder, and the Damages for which any Party is obligated to indemnify or entitled to indemnity under Section 11.02 or Section 11.03 shall be determined and calculated by excluding and without giving effect to any qualifiers as to “Material Adverse Effect”, materiality or other similar qualifiers set forth in any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement).

10.06 Procedure for Indemnification--Third Party Claims.

(a)	Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10 except to the extent and then only to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)	If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 10.05 (i.e., twenty percent (20%) of the unadjusted Purchase Price), or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party, and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

10.07 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

10.08 Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 10.08 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

10.09 Extent of Representations and Warranties.

(a)	NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATES OR REPRESENTATIVES OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER’S COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE ASSETS, (B) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), AND (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

(b)	Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

10.10 Compliance With Express Negligence Test. THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE, AND/OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PARTY, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY, OR VIOLATION OF ANY LEGAL REQUIREMENT EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF

THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF, IT BEING THE PARTIES’ INTENTION THAT DAMAGES TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF NOT BE COVERED BY THE RELEASE, DEFENSE, OR INDEMNITY OBLIGATIONS IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.11 Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, IN NO EVENT SHALL SELLER OR BUYER EVER BE LIABLE FOR, AND EACH PARTY RELEASES THE OTHER FROM, ANY CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES OR CLAIMS RELATING TO OR ARISING OUT OF THE CONTEMPLATED TRANSACTIONS OR THIS AGREEMENT; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity. Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct Damages.

10.12 No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

10.13 Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

10.14 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the transactions contemplated hereby.

10.15 Joint and Several. Each Seller shall be jointly and severally liable for each representation, warranty, covenant, agreement, indemnification obligation and Breach of this Agreement and the Seller Closing Documents by each other Seller.

ARTICLE 11

TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01 Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Seller’s title to the Assets. For such purposes, until the Closing, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or, in Seller’s sole discretion, copies (which copies may, at Seller’s sole discretion, be in electronic format), of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller or its Affiliates relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.

11.02 Preferential Purchase Rights. Seller shall, promptly after the Execution Date, provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 5.04 and the provisions of the underlying Lease, Fee Mineral or Contract giving rise to such Preferential Purchase Right. (i) To the extent any such Preferential Purchase Rights are exercised by any holders thereof, or (ii) if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then, in each case, the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets and the Purchase Price shall be reduced by the Allocated Value thereof. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s) or the right to so exercise expires, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

11.03 Consents. Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.04 and the provisions of the underlying Lease, Fee Mineral or Contract giving rise to such Consent.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:

(i)	If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets. Any Damages that arise due to the failure to obtain such Consent shall be treated as Assumed Liabilities.

(ii)	Except as set forth in Section 11.03(a)(ii) below, if the Consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Leases, Fee Minerals and Wells affected by the Applicable Contract, Fee Mineral or Lease for which a Consent is refused), and the affected Assets shall be treated as Retained Assets and the Purchase Price shall be reduced by the Allocated Value thereof.

(iii)	If the Consent is pursuant to that certain License Agreement, dated September 9, 2003, by and between Aera Energy, LLC and BlackSand Partners, L.P., then the such Contract shall be treated as a Retained Asset (but no other Assets shall be excluded from Closing due to the failure to obtain such Consent, and the Purchase Price shall not be reduced due to the failure to obtain such Consent), Seller shall hold such Contract for the benefit of Buyer after Closing and provide Buyer with all rights and benefits of ownership thereof, including control thereof and the economic benefits, until such Consent is received, and Buyer shall be responsible for (and shall indemnify Seller Group for) all Assumed Liabilities arising from the ownership and operation thereof, as if such Contract had been assigned to Buyer at Closing (which Assumed Liabilities do not include any Damages associated with the failure to obtain such Consent).

(b)	Notwithstanding the provisions of Section 11.03(a), if Seller obtains a Required Consent described in Section 11.03(a)(ii) or Section 11.03(a)(iii) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and, with respect to Required Consents described in Section 11.03(a)(ii) only, Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).

11.04 Title Defects. Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on July 11, 2017 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Well or portion thereof (including by the currently producing formation) affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property (including any Secondary Allocated Value, if applicable), (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value (including any Secondary Allocated Value, if applicable) of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week. Notwithstanding anything herein to the contrary including Buyer’s rights under Section 10.02, and subject to Buyer’s rights under the Instruments of Conveyance, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by 5:00 p.m. Central Time on the Defect Notice Date.

11.05 Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)	if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)	if the Title Defect represents a discrepancy between (i) Seller’s Net Revenue Interest for the Title Defect Property and (ii) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B, and there is a proportional decrease in Seller’s Working Interest set forth for such Title Defect Property in Exhibit B, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit B;

(d)	if the Title Defect represents an increase of (i) Seller’s Working Interest for any Title Defect Property over (ii) the Working Interest set forth for such Title Defect Property in Exhibit B (in each case, except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (B) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; and

(e)	if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

The amount by which the Secondary Allocated Value of each applicable Title Defect Property is reduced by such alleged Title Defect shall be referred to herein as the “Secondary Title Defect Value.” The Secondary Title Defect Value shall be calculated pursuant to the guidelines set forth above in this Section 11.05, except that all references to Allocated Value shall be replaced with references to the Secondary Allocated Value, and all other provisions of Section 11.06, 11.07, 11.08 and 11.15 shall apply with respect to the Secondary Title Defect Values, mutatis mutandis. Subject to Seller’s right to cure or contest a Title Defect pursuant to Section 11.06, the Contingent Purchase Price provided for in Section 2.02(b) will be reduced by the amount of any Secondary Title Defect Value.

11.06 Seller’s Cure or Contest of Title Defects.

Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).

(a)	Seller shall have the right to cure any Title Defect on or before sixty (60) days after the Defect Notice Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 11.15 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date. If Seller elects:

(i)	to cure and actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect;

(ii)	to cure and does not cure the Title Defect prior to the Closing, then:

(A)	at Closing (x) Seller shall convey the affected Title Defect Property to Buyer and (y) the Purchase Price shall be reduced by the applicable Title Defect Value and Buyer or an Affiliate shall by wire transfer in same day funds (1) deposit the Title Defect Value attributable to the affected Asset into the Escrow Account and (2) pay the remaining Allocated Value of the affected Title Defect Property to Seller in accordance with Section 2.04(b); or

(B)	if Seller is unable to Cure the Title Defect by the end of the Title Defect Cure Period, then Seller shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset and the Parties shall (or shall cause their Affiliate who is party to the Escrow Agreement to) within five (5) Business Days issue joint written instructions to the Escrow Agent to release such Title Defect Value to Buyer; or

(C)	if Seller is able to Cure the Title Defect by the end of the Title Defect Cure Period, then Seller shall remove the downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset and then the Parties shall within five (5) Business Days issue joint written instructions to the Escrow Agent to release such Title Defect Value to Seller.

(iii)	not to cure the Title Defect, if and only if Buyer agrees to this remedy in its sole discretion, Seller shall indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(iv)	not to cure the Title Defect, subject to Seller’s continuing right to dispute the Title Defect, Seller shall convey the affected Asset(s) to Buyer at the Closing and the Purchase Price shall be reduced by the applicable Title Defect Value in accordance with the terms of this Agreement.

(b)	Seller and Buyer shall attempt to agree on the existence, curative efforts and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing, and the Purchase Price will be adjusted downward in an amount equal to the Title Defect Value for such Asset; provided, however, that if the Title Defect Value as finally decided between the Parties or by the Expert, as applicable, is less than the Title Defect Value used for the Purchase Price adjustment, then Seller shall include an upward adjustment in the Final Settlement Statement equal to the amount that the Title Defect Value (as of Closing) exceeds the Title Defect Value as finally determined.

11.07 Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.04, 11.05 and 11.06, Seller shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”) (after taking into account any offsetting Title Benefit Values) plus (y) the Aggregate Environmental Defect Value exceeds the Aggregate Defect Deductible. In addition, if the Title Defect Value for any single Well is less than the De Minimis Title Defect Cost, such value shall not be considered in calculating the Aggregate Title Defect Value. The limitations in this Section 11.07 shall not apply to the special warranty of Defensible Title in the Instruments of Conveyance.

11.08 Title Benefits. If Seller discovers any right, circumstance or condition that operates to (a) increase the Net Revenue Interest above that shown in Exhibit B, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit B, or (b) to decrease the Working Interest of Seller in any Well below that shown in Exhibit B, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit B (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such

Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed, and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen, or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (i) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B; (iii) if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property below (B) the Working Interest set forth for such Title Benefit Property in Exhibit B, then the Title Benefit Value shall be determined by calculating the Net Revenue Interest that results from such reduced Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Exhibit B, and then calculating the adjustment in the manner set forth in clause (ii) above; and (iv) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation. Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Value. If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

11.09 Buyer’s Environmental Assessment. Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the

Assets. During Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than Seller) and any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s files and records relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Assets may be conducted prior to Closing without Seller’s prior written consent. Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01.

11.10 Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no evet later than 5:00 p.m. Central Time on the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (i) the Asset(s) affected; (ii) a detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (iv) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything herein to the contrary including Buyer’s rights under Section 10.02, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.11 Seller’s Exclusion, Cure or Contest of Environmental Defects.

(a)

Seller, in its sole discretion, (x) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11 and/or (y) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(b); provided, if the Environmental Defect Value asserted in good faith by Buyer (I) equals or exceeds the De Minimis Environmental Defect Cost, and (II) is equal to or exceeds the lesser of (1) fifty percent (50%) of the Allocated Value of the affected Assets or (2) two million dollars ($2,000,000), then Buyer may elect to exclude such affected Assets, together with all associated Assets, and reduce the Purchase Price by the Allocated Value of such Assets (which will become Retained Assets). If Seller disputes Buyer’s good faith assertion and the final determination pursuant to Section 11.15 occurs following the Closing, Buyer or an Affiliate by wire transfer in same day funds shall deposit the Allocated Value attributable to the affected Asset into the Escrow Account and if the final determination pursuant to Section 11.15 (A) results in a determination of the Environmental Defect Value that is less than two million dollars ($2,000,000) and fifty percent (50%) of the Allocated Value of the affected Assets, then Seller shall assign such affected Assets to Buyer pursuant to an assignment in form and substance reasonably acceptable to the Parties and the Parties shall (or shall cause their Affiliate who is party to the Escrow Agreement to) within five (5) Business Days thereof issue joint written instructions to the Escrow Agent to release to Seller the Allocated Value of such Assets, less the applicable Environmental Defect Value, or (B) results in a determination of the Environmental

Defect Value that is greater than or equal to the lesser of two million dollars ($2,000,000) and fifty percent (50%) of the Allocated Value of the affected Assets, such Asset shall remain a Retained Asset and the Parties shall (or shall cause their Affiliate who is party to the Escrow Agreement to) within five (5) Business Days thereof issue joint written instructions to the Escrow Agent to release to Buyer the Allocated Value of such Assets.

(b)	Seller shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date by giving written notice to Buyer to that effect prior to the Closing Date. If Seller elects to pursue remediation or cure as set forth in this clause (a), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure. If Seller elects to pursue remediation or cure and:

(i)	completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Well(s) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)	does not complete a Complete Remediation prior to the Closing, then unless Buyer elects to exclude such Asset(s) in accordance with its respective rights under Section 11.11(a), Seller shall convey the affected Asset(s) to Buyer at Closing and the Purchase Price shall be reduced by the Environmental Defect Value of the affected Asset(s).

(c)	Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Environmental Defect cannot be resolved prior to the Closing, subject to the terms of this Section 11.11 the affected Assets(s) shall be excluded from the Assets conveyed to Buyer at Closing and the Purchase Price shall be reduced by the Allocated Value of the affected Asset(s), and Buyer or an Affiliate by wire transfer in same day funds shall deposit the Allocated Value attributable to the affected Asset into the Escrow Account and the final determination of the Environmental Defect and/or Environmental Defect Value shall be resolved pursuant to Section 11.15, subject to Seller’s and Buyer’s rights to elect to exclude such Asset(s) after the resolution of such dispute in accordance with this Section 11.11.

11.12 Limitations. Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible. If the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such cost shall not be considered in calculating the Aggregate Environmental Defect Value.

11.13 Exclusive Remedies. The rights and remedies granted to Buyer in this Agreement are the exclusive rights and remedies against Seller related to any Environmental Condition, or Damages related thereto. Except for the remedies set forth in Article 10 or Article 11 or any Seller Closing Documents, BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY, OR OTHERWISE. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.14 Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds Three Hundred Thousand Dollars ($300,000) net to Seller’s interest, Seller must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (b) reduce the Purchase Price by the amount of the Casualty Loss. In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing. Except as set forth in Article 10, Seller shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, VIOLATION OF A LEGAL REQUIREMENT OF SELLER OR ANY MEMBER OF SELLER GROUP.

11.15 Expert Proceedings.

(a)	Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15. Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.

(b)	The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties. The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute.

The Expert must have not less than ten (10) years’ experience as a lawyer in the State of California with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the Dallas office of the AAA. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

(c)	Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and (iv) the Expert Proceeding Notice.

(d)	The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”). For any Disputed Matter relating to a Title Defect if such defect or irregularity would customarily be waived by a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Assets are located, as determined by the Expert, then such Expert shall determine that such Disputed Matter is not a Title Defect. The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)	The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)	The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

ARTICLE 12

EMPLOYMENT MATTERS

12.01 Seller Benefit Plans. Effective as of the Employee Start Date, the Continuing Employees shall cease to accrue further benefits and shall cease to be active participants under the Seller Benefit Plans. Buyer shall not assume any of the Seller Benefits Plans. From and after the Employee Start Date, Seller and its ERISA Affiliates shall retain and shall be solely responsible for all obligations and liabilities under the Seller Benefit Plans, and neither Buyer nor its Affiliates shall have any obligation, liability or responsibility from and after the Employee Start Date to or under the Seller Benefit Plans, whether such obligation, liability or responsibility arose before, on or after the Employee Start Date.

12.02 Pre-Employee Start Date Claims under Seller Benefit Plans.

(a) To the extent that an Available Employee was a participant in a Seller Benefit Plan, the Seller Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Available Employees for all claims incurred prior to the Employee Start Date under and subject to the generally applicable terms and conditions of such plans. For purposes of this Section 12.02, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such claim are rendered.

12.03 Available Employees’ Offers and Post-Employee Start Date Employment and Benefits. Within one (1) Business Day of the Execution Date, Seller shall deliver to Buyer a schedule that includes a list of all Available Employees and a list of those employees described in Section 12.03(d)(ii) (the “Employee Letter”). The list shall include the following data: name, job title, salary or wage, bonus eligibility / target, long term incentive eligibility / target, whether such employee is on a leave of absence, current location, and start date. Buyer shall:

(a) Within ten (10) Business Days of receiving the Employee Letter, make written offers of employment to each of the Available Employees to whom Buyer elects to make an offer of employment, with such offers to be no less than the Available Employee’s base salary or hourly wage rate as of the Execution Date, at a location within fifty (50) miles of the Available Employee’s current location, and providing such Available Employees at least ten (10) Business Days to either accept or reject such offers;

(b) no later than the date that is three (3) Business Days prior to the anticipated Closing Date, Buyer shall notify Seller as to each Available Employee who has accepted employment with Buyer or any of its Affiliates, which acceptance shall be conditioned upon the occurrence of the Closing and effective as of the Employee Start Date and may be conditioned on other typical hiring policies, and each Available Employee who has rejected Buyer’s offer of employment;

(c) indemnify and hold harmless Seller and its Affiliates with respect to all claims and liabilities relating to or arising out of Buyer’s employee selection and employment offer process described in this Section 12.03 with regards to any claim of discrimination or other breach of a Legal Requirement in such selection and offer process;

(d) provide to each Available Employee who is actively at work as of the end of the Term under the Transition Services Agreement (as such term is defined therein) or is on a previously scheduled and approved (by Seller or its Affiliates) short-term disability, long-term disability, workers’ compensation or other approved leave of absence and accepts an offer of employment from Buyer (the “Continuing Employees”), during the twelve (12) month period immediately following the Closing Date, (i) base salary or hourly wage rate at least equal to the base salary or hourly wage rate provided to the Available Employee as of the Execution Date and (ii) reemployment or hiring, as applicable, to the Available Employees offered by Buyer but identified in the Employee Letter as “Inactive Available Employees” who are not actively at work as of the Closing Date due to short-term disability, workers’ compensation or other Seller-approved leave of absence, such reemployment or hiring to be effective as of the date, if any, each such Available Employee has been cleared for and returns to active employment and to be in a position comparable to that which such Available Employee has prior to the commencement of his or her absence from active employment, which in no event may be later than the twelve (12) month anniversary of the Closing Date; provided that nothing in the foregoing shall affect the right of Seller and its Affiliates to terminate the employment of an Available Employee for any reason or at any time;

(e) use commercially reasonable efforts to cause each Continuing Employee and his or her eligible dependents (including all such employee’s dependents covered immediately prior to the Employee Start Date by a group health plan maintained by Seller or its Affiliates) to be covered under a group health plan maintained by Buyer or its Affiliate that (i) provides major medical and dental benefits coverage to the Continuing Employee and such eligible dependents effective immediately upon the Employee Start Date and (ii) credits or reimburses, at Buyer’s option, such Continuing Employee, for the year during which such coverage under such group health plan begins, with any deductibles incurred during such year under a group health plan maintained by Seller or its Affiliates; and

(f) provide full service credit for all purposes (other than to the extent that such credit would result in duplication of benefits with respect to the same period of service, and excepting credit for Buyer’s long term equity compensation plan) under all vacation, incentive, compensation and employee benefit plans, policies and arrangements made available to

Continuing Employees by Buyer or any of its Affiliates on or after the Employee Start Date to the same extent such Continuing Employee’s service was recognized under the corresponding type of benefit plans in which such Continuing Employee participated immediately prior to the Employee Start Date.

12.04 Savings Plans. Effective as of the Employee Start Date, Buyer shall establish or maintain a defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code in which all Continuing Employees shall be eligible to participate (the “Buyer Savings Plan”) as of the Employee Start Date. Buyer shall cause the Buyer Savings Plan to accept the direct rollover of electing Continuing Employees’ benefits in cash and, if applicable, promissory notes from the Seller Savings Plan that constitutes an eligible rollover distribution pursuant to Code Section 402(c)(4).

12.05 Post-Employee Start Date Employment Claims. Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all liability of any kind or nature involving or related to the employment of the Continuing Employees by Buyer after the Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Employee Start Date. Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all liability of any kind or nature or related to (a) the employment of any Available Employee who does not become a Continuing Employee, including any liability related to any Seller Benefit Plan and (b) the employment of the Continuing Employees by Seller before the Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by Seller or its ERISA Affiliates before the Employee Start Date. Any Available Employee who rejects Buyer’s offer of employment in Section 12.03 will not be eligible for severance under Seller’s Severance Plan.

12.06 Buyer Welfare Plans. Buyer shall cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees. Buyer shall provide continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state Legal Requirement, on or after the Employee Start Date. Buyer shall provide any required notice under COBRA or any similar provisions of any state Legal Requirement to Continuing Employees in respect of any qualifying event that occurs as a result of the transactions contemplated by this Agreement.

12.07 WARN Act. From the date of this Agreement until the Employee Start Date, Seller shall not and shall cause its Affiliates not to terminate the employment of any Available Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state Legal Requirement) occurs prior to the Employee Start Date without complying with the WARN Act. Buyer agrees to provide any notice required under the WARN Act or any similar state Legal Requirement with respect to any “plant closing” or “mass layoff” affecting Continuing Employees that may occur after the Employee Start Date or arise, in whole or in part, as a result of the transactions contemplated by this Agreement. In addition, Buyer shall not effectuate a “plant closing” or “mass layoff” or any other similar triggering event under the WARN Act or any other applicable Legal Requirement for six (6) months after the Employee Start Date, affecting any Continuing Employee, except in compliance with the WARN Act or other applicable Legal Requirement.

12.08 No Third Party Beneficiary Rights. Nothing herein, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article 12, are for the sole benefit of the Parties and are not for the benefit of any Third Party.

12.09 Severance Obligation. If any Available Employee is entitled to severance benefits under the Seller’s Severance Plan as a result of a Qualifying Termination caused by the failure of Buyer or its Affiliate to give an offer of employment to such Available Employee or the failure of Buyer to give an offer of employment to the Available Employee that would avoid a Qualifying Termination, Seller shall bear one hundred percent (100%) of the amount of severance benefits paid to such Available Employee; provided that if buyer or its Affiliate hires any such Available Employee on or before the date that is six (6) months after the Transition Date, Buyer shall promptly pay, or cause to be paid to, Seller the amount of any severance benefits paid to such Available Employee pursuant to Seller’s Severance Plan.

ARTICLE 13

GENERAL PROVISIONS

13.01 Records. Seller, at Buyer’s cost and expense, shall deliver originals of all Records to Buyer (FOB Seller’s office) within sixty (60) days after the Transition Date. With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.

13.02 Expenses.

(a)	Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)	All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other Instruments of Conveyance required to convey title to the Assets to Buyer shall be borne by Buyer. Seller shall retain responsibility for, and shall bear, all Asset Taxes assessed with respect to the Assets for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes with respect to the Assets arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes assessed with respect to the Assets for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on revenues from sales occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 13.02(b) is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.02(b). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 13.02(b).

(c)	Except as required by applicable Legal Requirements, in respect of Asset Taxes, (i) Seller shall be responsible for timely remitting all (A) Asset Taxes due (excluding ad valorem and property Taxes) with respect to the Assets for periods ending prior to the Closing Date, (B) ad valorem and property Taxes due with respect to the Assets for periods ending prior to the Effective Time (no matter when due), and (C) ad valorem and property Taxes due with respect to the Assets due prior to the Closing Date (subject, in each case, to Seller’s right to reimbursement by Buyer under Section 13.02(b)), (ii) Buyer shall be responsible for timely remitting all (A) Asset Taxes (excluding ad valorem and property Taxes) with respect to the Assets for periods ending on or after the Closing Date, and (B) all ad valorem and property Taxes due on or after the Closing Date (subject, in each case, to Buyer’s right to reimbursement by Seller under Section 13.02(b)), in each case, to the applicable taxing authority, (iii) Seller shall prepare and timely file any (A) Tax Return for Asset Taxes (excluding ad valorem and property

Taxes) with respect to the Assets required to be filed for periods ending prior to the Closing Date, and (B) Tax Return for ad valorem and property Taxes with respect to the Assets due prior to the Closing Date, and (iv) Buyer shall prepare and timely file any (A) Tax Return for Asset Taxes (excluding ad valorem and property Taxes) with respect to the Assets required to be filed for periods ending on or after the Closing Date, and (B) Tax Return for ad valorem and property Taxes in respect to the Assets required to be filed on or after the Closing Date (including Tax Returns related to any Straddle Period). Each Party shall indemnify and hold the other Party harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements. Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer at least three (3) days prior to the due date for the filing of such Tax Return.

(d)	Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to taxes, the preparation for any audit by any Governmental Body and the prosecution or defense of any claim, suit or proceeding relating to any tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any Governmental Body.

(e)	Any payments made to any Party pursuant to Article 10 or this Section 13.02 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Legal Requirements.

13.03 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), (c) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and fax numbers set forth below (or to such other recipients, addresses, or fax numbers as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

Bridge Energy LLC

707 Wilshire Boulevard, Suite 4600

Los Angeles, California 90017

Attention: Randall Breitenbach

Fax: (213) 225-5916

E-mail: rb@pceclp.com

With a copy (which shall not constitute notice) to:

EIGF Aggregator LLC

c/o Kohlberg, Kravis Roberts & Co.

600 Travis Street, Suite 7200

Houston, Texas 77002

Attention: Dash Lane

Fax: (713) 583-9430

Email: Dash.Lane@kkr.com

NOTICES TO SELLER:

c/o Linn Energy Holdings, LLC

600 Travis Street, Suite 5100

Houston, Texas 77002

Attention: Candice J. Wells, General Counsel

Fax: (832) 726-5955

E-mail: CWells@linnenergy.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis Street, 33rd Floor

Houston, TX 77002

Attention: Anthony Speier, P.C.

 Rahul Vashi

Fax: (713) 835-3601

E-mail:     anthony.speier@kirkland.com

 rahul.vashi@kirkland.com

13.04 Governing Law; Jurisdiction; Service of Process; Jury Waiver.

(A)	THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED,

HOWEVER, THAT ANY MATTER RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(D) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 13.04.

(B)	Notwithstanding anything herein to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-Person claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or the Contemplated Transaction, including any Proceeding arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Legal Requirements exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the Parties irrevocably agrees to waive trial by jury in any action, cause of action, claim, cross-claim or third-Person claim referred to in this paragraph.

13.05 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.06 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.07 Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

13.08 Assignments, Successors, and No Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns. Notwithstanding the foregoing, the Financing Sources shall be deemed third-Person beneficiaries of Sections 9.02, Section 13.04(b) and this Section 13.08 hereof, each of which shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the Laws of the State of New York without reference to the conflict of laws principles thereof, and none of which shall be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources.

13.09 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.10 Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

13.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

13.12 Press Release. No Party shall make any press release or other public announcement respecting this Agreement or the Contemplated Transactions prior to the time that is twenty-four (24) hours following the execution and delivery of this Agreement by the Parties. Subject to Section 13.13, if, prior to Closing, any Party wishes to make a press release or other public announcement respecting this Agreement or the Contemplated Transactions, such Party will provide the others with a draft of the press release or other public announcement for review at least twenty-four (24) hours prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof; provided that failure to reach such agreement shall not prohibit a Party from making a press release or public announcement. Failure to provide comments back to the other Party within twenty-four (24) hours of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12. Notwithstanding anything to the contrary in this Section 13.12, no Party shall issue a press release or other public announcement relating to the Contemplated Transactions that includes the name of a non-releasing Party or its Affiliates (or, in the case of Buyer, the name of KKR & Co. L.P. and its affiliates, including any portfolio companies of investment funds controlled by affiliates of KKR & Co. L.P.) without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion).

13.13 Confidentiality. The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, and (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 13.13 shall not prevent either Party from recording the Instruments of Conveyance delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. The covenant set forth in this Section shall terminate two (2) years after the Closing Date.

13.14 Name Change. As promptly as practicable, but in any event within one hundred twenty (120) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Linn” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

13.15 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.16 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

Linn Energy Holdings, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

Linn Operating, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

Linn Midstream, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement

BUYER:

Bridge Energy LLC

By:	/s/ Randall H. Breitenbach
Name:	Randall H. Breitenbach
Title:	Vice President - Acquisition Activities

Signature Page to Purchase and Sale Agreement